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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement
on Form S-3 (File No. 333-    ) of our reports dated (i) February 12, 1997 on
our audits of the consolidated and combined financial statements and financial statements schedule of Prentiss Properties Trust and the Predecessor Company,
(ii) March 12, 1997 on our audits of the combined statements of revenues and certain operating expenses of the Dulles Properties, the Chicago Office Properties, and the Natomas Properties and (iii) March 17, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Selected 1997 Pending Acquisitions. We also consent to the reference to our firm under the caption "Experts."

                                          /s/ Coopers & Lybrand, L.L.P.

Dallas, Texas
October 16, 1997